Exhibit 10.1

FIRST DEFIANCE FINANCIAL CORP.

2010 EQUITY INCENTIVE PLAN

PERFORMANCE-BASED AWARD AGREEMENT

(LONG-TERM INCENTIVE)

First Defiance Financial Corp. (the “Company”) hereby grants the undersigned Participant a Performance Award, subject to the terms and conditions described in the First Defiance Financial Corp. 2010 Equity Incentive Plan (the “Plan”) and this Performance-Based Award Agreement (Long-Term Incentive) (this “Award Agreement”).

1.	Name of Participant:

2.	Performance Period: The 24 month period beginning January 1, 2011 and ending on December 31, 2012 (the “Performance Period”).

3.	Target Award As Percentage of Base Salary: %

4.	Earning an Award: At the end of the Performance Period, the Participant shall be eligible to receive a cash payment equal to between 0% and 150% of the Target Award based on the achievement of the Performance Objectives set forth in Exhibit A during the Performance Period (the “Award”).

5.	Amount Payable: With respect to the Performance Period, the Committee shall determine the amount payable with respect to the Award based on the level of achievement of the Performance Objectives and any other factors that the Committee deems relevant. The Committee, in its sole discretion, may adjust the amount payable with respect to the Award.

6.	Limitations on Earning an Award: If the Participant’s employment terminates for any reason prior to the end of the Performance Period, the Participant shall forfeit any right to payment with respect to the Award. Notwithstanding the foregoing:

(a)	Death, Disability, Retirement: If the Participant, dies, becomes Disabled or Retires during the Performance Period, the amount of the Participant’s Award shall be based on the achievement of the Performance Objectives determined as of the fiscal quarter ended nearest to the Participant’s death, Disability or Retirement. Payment with respect to the Award will be made in a lump sum within 60 days following the Participant’s death, Disability or Retirement.

(b)	Change in Control: If a Change in Control occurs during the Performance Period and the Participant is terminated by the Company, other than for Cause (but in no event after the end of the Performance Period), the amount of the Participant’s Award shall equal the greater of: (i) the amount payable with respect to the Award as though the Performance Objectives had been satisfied at the “target” level of achievement for the Performance Period; or (ii) the amount that would have been payable with respect to the Awards based on the actual level of achievement of the Performance Objectives through the fiscal quarter ended nearest to the Participant’s termination. The Award will be settled in a lump sum within 60 days following the Participant’s termination.

7.	Form of Payment: As a condition to receiving the Award, the Participant must elect whether to receive payment of the Award in the form of cash and/or Shares by completing the form attached as Exhibit B.

8.	Payment of Award: Provided that the Participant remains employed by the Company or an Affiliate on the payment date, payment of the Award shall be made between January 1 and March 15 of the first fiscal year following the end of the Performance Period. Notwithstanding the foregoing, if the Participant is terminated for Cause after the end of the Performance Period but before payment of the Award is made, the Participant shall forfeit any right to payment of the Award.

9.	Miscellaneous:

(a)	Non-Transferability. The Award may not be sold, transferred, pledged, assigned or otherwise alienated or hypothecated, except by will or the laws of descent and distribution.

(b)	Beneficiary. Payments with respect to the Award shall be made to the Participant, except that, in the event of the Participant’s death, payment shall be made to the Participant’s beneficiary. Unless otherwise specifically designated by the Participant in writing, the Participant’s beneficiary shall be the Participant’s spouse or, if none, the Participant’s estate.

(c)	No Right to Continued Service or to Awards. The granting of an Award shall impose no obligation on the Company or any Affiliate to continue the employment of a Participant or interfere with or limit the right of the Company or any Affiliate to terminate the employment of the Participant at any time, with or without Cause, which right is expressly reserved.

(d)	Tax Withholding. The Company or an Affiliate, as applicable, will have the power and right to deduct, withhold or collect any amount required by law or regulation to be withheld with respect to any taxable event arising with respect to the Award. To the extent permitted by the Committee, in its sole discretion, this amount may be: (i) withheld from other amounts due to the Participant, (ii) withheld from the value of any Award being settled or any Shares transferred in connection with payment of the Award, (iii) withheld from the vested portion of any Award (including Shares transferable thereunder), whether or not being paid at the time the taxable event arises, or (iv) collected directly from the Participant. Subject to the approval of the Committee, the Participant may elect to satisfy the withholding requirement, in whole or in part, by having the Company or an Affiliate, as applicable, withhold Shares having a Fair Market Value on the date the tax is to be determined equal to the minimum statutory total tax that could be imposed on the transaction; provided that such Shares would otherwise be distributable to the Participant at the time of the withholding and if such Shares are not otherwise distributable at the time of the withholding, provided that the Participant has a vested right to distribution of such Shares at such time. All such elections will be irrevocable and made in writing and will be subject to any terms and conditions that the Committee, in its sole discretion, deems appropriate.

(e)

Requirements of Law. The grant of the Award is subject to all applicable laws, rules and regulations (including applicable federal and state securities laws) and to all required approvals of any governmental agencies or national securities exchange, market or other quotation system.

(f)	Governing Law. The Plan and the Award Agreement shall be governed by and construed in accordance with the laws of (other than laws governing conflicts of laws) the State of Ohio.

(g)	Award Subject to Plan. The Award is subject to the terms and conditions described in this Award Agreement and the Plan, which is incorporated by reference into and made a part of this Award Agreement. In the event of a conflict between the terms of the Plan and the terms of this Award Agreement, the terms of the Plan will govern. The Committee has the sole responsibility of interpreting the Plan and this Award Agreement, and its determination of the meaning of any provision in the Plan or this Award Agreement will be binding on the Participant. Capitalized terms that are not defined in this Award Agreement have the same meanings as in the Plan.

(h)	Section 409A of the Code. This Award Agreement is intended, and shall be construed and interpreted, to comply with Section 409A of the Code and if necessary, any provision shall be held null and void to the extent such provision (or part thereof) fails to comply with Section 409A of the Code or the Treasury Regulations thereunder. For purposes of Section 409A of the Code, each payment of compensation under the Award Agreement shall be treated as a separate payment of compensation. Any amounts payable solely on account of an involuntary termination shall be excludible from the requirements of Section 409A of the Code, either as separation pay or as short-term deferrals to the maximum possible extent. Nothing herein shall be construed as the guarantee of any particular tax treatment to the Participant, and the Company shall have no liability with respect to any failure to comply with the requirements of Section 409A of the Code. Any reference to the Participant’s “termination” shall mean the Participant’s “separation from service”, as defined in Section 409A of the Code. In addition, if the Participant is determined to be a “specified employee” (within the meaning of Section 409A of the Code and as determined under the Company’s policy for determining specified employees), the Participant shall not be entitled to payment or to distribution of any portion of an Award that is subject to Section 409A of the Code (and for which no exception applies) and is payable or distributable on account of the Participant’s termination until the expiration of six months from the date of such termination (or, if earlier, the Participant’s death). Such Award, or portion thereof, shall be paid or distributed on the first business day of the seventh month following such termination.

(i)	Signature in Counterparts. This Award Agreement may be signed in counterparts, each of which will be deemed an original, but all of which will constitute one and the same instrument.

[signature page attached]

PARTICIPANT

Date:
Signature

Print Name

FIRST DEFIANCE FINANCIAL CORP.

By:	Date:

Its:

FIRST DEFIANCE FINANCIAL CORP.

2010 EQUITY INCENTIVE PLAN

PERFORMANCE-BASED AWARD AGREEMENT

(LONG-TERM INCENTIVE)

EXHIBIT A

As described in Section 4 of the Award Agreement, at the end of the Performance Period, the Participant may earn between 0% and 150% of the Target Award based on the achievement of the Performance Objectives set forth below during the Performance Period. When determining the level of achievement of the Performance Objectives, the Committee may make such adjustments as it deems equitable to account for unusual or non-recurring items Performance between two stated levels will be interpolated when determining the percentage of the Target Award earned. Each component of the Target Award is calculated separately and the Participant’s Award for the Performance Period shall equal the sum of each component.

(a)	33% of the Award is based on the Company’s return on common equity relative to the return on common equity of the Peer Group during the Performance Period (“Average ROE”). Average ROE will be determined by adding return on equity for each year during the Performance Period and dividing the sum by two.

The percentage of the Target Award earned shall equal the percentage corresponding to the Company’s Average ROE relative to the Average ROE of the Peer Group during the Performance Period, as set forth below, multiplied by 33%:

Relative Performance of Average ROE to Peer Group:	Percentage of Target Award Component Earned
Less than Peer Group 50th percentile	0
Equal to Peer Group 50th percentile, but less than Peer Group 75% percentile	50%
Equal to Peer Group 75th percentile, but less than Peer Group 85th percentile	100%
Equal to or higher than Peer Group 85th percentile	150%

(b)	33% of the Award is based on the increase in the Company’s diluted earnings per share (“EPS”) relative to the increased in the earnings per share of the Peer Group during the Performance Period (“EPS Growth”). EPS Growth with be determined by subtracting fully diluted earnings per share on the first day of the Performance Period from fully diluted earnings per share on the last day of the Performance Period, and dividing the difference by two.

The percentage of the Target Award earned shall equal the percentage that corresponds to the Company’s EPS Growth compared to the EPS Growth of the Peer Group during the Performance Period, as set forth below, multiplied by 33%:

Relative Performance of EPS Growth to Peer Group	Percentage of Target Award Component Earned
Less than Peer Group 50th percentile	0%
Equal to Peer Group 50th percentile, but less than Peer Group 75% percentile	50%
Equal to Peer Group 75th percentile, but less than Peer	100%

Group 85th percentile
Equal to or higher than Peer Group 85th percentile	150%

(c)	34% of the Award is based on the increase in the Company’s revenue relative to the increased in the revenue of the Peer Group during the Performance Period (“Revenue Growth”). Revenue Growth with be determined by subtracting revenue on the first day of the Performance Period from revenue on the last day of the Performance Period, and dividing the difference by two.

The percentage of the Target Award earned shall equal the percentage that corresponds to the Company’s Revenue Growth compared to the Revenue Growth of the Peer Group during the Performance Period, as set forth below, multiplied by 34%:

Relative Revenue Growth to Peer Group	Percentage of Target Award Component Earned
Less than Peer Group 50th percentile	0%
Equal to Peer Group 50th percentile, but less than Peer Group 75% percentile	50%
Equal to Peer Group 75th percentile, but less than Peer Group 85th percentile	100%
Equal to or higher than Peer Group 85th percentile	150%

For purposes of this Award Agreement: (i) return on common equity, earnings per share and revenue will be determined by the Committee, in its sole discretion, using financial information filed with the Securities and Exchange Commission; and (ii) the Committee shall select the institutions constituting, and make such periodic adjustments as it determines appropriate to, the “Peer Group” in its sole discretion.

FIRST DEFIANCE FINANCIAL CORP.

2010 EQUITY INCENTIVE PLAN

PERFORMANCE-BASED AWARD AGREEMENT

(LONG-TERM INCENTIVE)

EXHIBIT B

ELECTION AS TO FORM OF PAYMENT

I, the undersigned Participant, have been granted a Performance-Based Award (Long-Term Incentive) (the “Long-Term Award”) pursuant to the First Defiance Financial Corp. 2010 Equity Incentive Plan (the “Plan”).

By making the election described in this Election as to Form of Payment (“Election Form”), I may elect to have all or a portion of my Long-Term Award paid to me in the form of unrestricted Shares.

I.	Election

I hereby irrevocably elect to have the following percentage of my Short-Term Award paid in unrestricted Shares:

            % (the “Equity Election Amount”)

If I elect to receive any portion of my Short-Term Award in the form of unrestricted Shares, I will receive a number of whole Shares determined by: (a) multiplying (i) the Equity Election Amount by (ii) the amount payable on each Payment Date; and dividing the product by (b) the reported closing price of a Share on such Payment Date. Any fractional Shares will be settled in cash based on the reported closing price of a Share on the Payment Date.

II.	Acknowledgements

By signing below, I understand that:

•	My election is irrevocable once made;

•	The Long-Term Award is conditioned up my making the election and return this Election Form to the Company within 10 business days following the Grant Date;

•	If I fail to make an election, 100% of my Long-Term Award will be paid in cash.

Agreed and Acknowledged:

Participant Name

Signature

Dated:	, 20